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                              FORM 8-K

                 SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                           CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 30, 1998

                  Advanced Communications Group, Inc.
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        (Exact name of registrant as specified in its charter)


           Delaware                 001-13875           76-0549396
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(State or other jurisdiction    (Commission File    (IRS Employer
      of incorporation)              Number)        Identification No.)

390 S. Woods Mill Road, Suite 150, St. Louis, Missouri         63017
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        (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code (314) 205-8668
                                                   --------------

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    (Former name or former address, if changed since last report.)

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ITEM 5. OTHER EVENTS.

   On December 30, 1998, Advanced Communications Group, Inc. (the "Company") entered into that certain Stock Purchase Agreement (the "Stock Purchase Agreement") by and among the Company, Liberty Cellular, Inc. ("Liberty") and KIN Network, Inc. ("KINNET"). Pursuant to the Stock Purchase Agreement, the Company sold all of the 201,988 shares of common stock (the "Shares") of KINNET which it owned, to Liberty, the other shareholder of KINNET.
The Shares represent 49% of the total issued and outstanding common stock of KINNET. Upon Liberty's acquisition of the Shares, it became the sole shareholder of KINNET.

   KINNET is the owner and operator of an approximately 1,400 route-mile fiber optic network, utilizing a Nortel DMS-500(TM) switch, that serves a 26-county area in Kansas. KINNET operates primarily as a carrier's carrier with one of the largest fiber optic networks in Kansas. The Company's purpose in entering into the transaction with Liberty Cellular and KINNET was to provide the Company with additional capital to invest in its network while retaining access to KINNET's fiber optic network in the key serving areas in Kansas.

   As partial consideration for the sale of the Shares, Liberty paid the Company $10,000,000 in cash and returned 225,000 shares of common stock of the Company, par value $.0001 per share, to the Company. As additional consideration, Liberty agreed to cause KINNET to grant to the Company the indefeasible right to use a minimum of fifteen DS-3s of capacity with ADM capability on the existing ring between Wichita, Kansas and Kansas City, Kansas, via Salina, Kansas, Topeka, Kansas and Lawrence, Kansas (the "Ring as Currently Constructed") for a period of not less than twenty years from the date of the Stock Purchase Agreement (the "Period"). Liberty also agreed, through KINNET, that the Company shall have the right to drop or insert some or all of the DS-3s at the Wichita, Salina, Topeka, Lawrence and Kansas City sites during the Period.

   The Stock Purchase Agreement provides that all capacity provided is to conform to carrier standards of high capacity service with availability at levels equal to or greater than ATT Technical Reference 62411 for equivalent DS-1 services, as the aforementioned technical reference has been or may be amended or replaced. Liberty shall further cause KINNET to provide network maintenance and monitoring of the capacity on the Ring as Currently Constructed during the Period and to deliver the DS-3 capacity in two stages with twelve DS-3s to be delivered no later than June 1, 1999 and the remaining three to be delivered no later than September 1, 1999, or as otherwise directed by the Company with reasonable notification.

   The Company had initially acquired the KINNET Shares pursuant to that certain Restated Stock Purchase Agreement by and among the Company, Liberty and KINNET dated as of October 6, 1997 as amended by the First Amendment to Restated Purchase and Exchange Agreement dated January
8, 1998 (the Restated Stock Purchase Agreement as amended being referred to collectively hereinafter as the "Restated Stock Purchase Agreement as Amended"). Liberty had acquired the shares of Company common stock which it owns (225,000 of which shares were resold to the Company on December 30, 1998) pursuant to that same agreement.

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   Under the Restated Stock Purchase Agreement as Amended, Liberty
had the right to designate one individual (the "Liberty Designee") to serve on the Company's Board of Directors (the "Liberty Right"). The Company's Board of Directors was obligated under the Restated Stock Purchase Agreement as Amended to nominate the Liberty Designee to the Company's Board of Directors (the "Company Obligation"). At the time of the Stock Purchase Agreement, the Liberty Designee was E. Clarke Garnett. Mr. Rod Cutsinger, a director of the Company, was obligated to vote the shares of Company Common Stock owned by him for the Liberty Designee (the "Cutsinger Obligation") pursuant to that certain Letter Agreement executed by Mr. Cutsinger and accepted by Liberty and dated February 18, 1998.

   As part of the Stock Purchase Agreement, the Liberty Right and the Company Obligation were terminated and Mr. Garnett resigned from the Company's Board of Directors effective December 30, 1998. The Cutsinger Obligation was also terminated pursuant to the terms of the Stock
Purchase Agreement.

   The Shareholders Agreement by and between the Company, Liberty and KINNET dated February 18, 1998 was terminated as part of the Stock Purchase Agreement. The right of the Company to have four directors on the KINNET board of directors was therefore terminated, and all of the directors of the Company who were then serving on the KINNET board of directors resigned effective as of closing.



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                            SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                ADVANCED COMMUNICATIONS GROUP, INC.



                By:  /s/ James F. Cragg
                     -----------------------------------------
                     James F. Cragg
                     President and Chief Operating Officer

Date:  January 14, 1999


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